Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 25247.50039/80075036v1	1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512

April 22, 2013

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the “Registration Statement”) for the registration of the sale of Series A Preferred Units to be issued by the Company (the “Preferred Units”). The Preferred Units will be sold as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”).

In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus, (ii) the certificate of limited partnership and the First Amended and Restated Agreement of Limited Partnership of the Company, (iii) the form of Second Amended and Restated Agreement of Limited Partnership of the Company and (iv) such other papers, documents and certificates of public officials and certificates of representatives of the Company and the Company’s general partner, Teekay Offshore GP L.L.C. (the “General Partner”), as we have deemed necessary. In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) shall have become effective under the Securities Act, (ii) the definitive terms of the Preferred Units will have been established in accordance with the

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed.

London  —  New York   —  Paris  —  Hamburg  —  Munich  —  Frankfurt  —  Rome  —  Milan  —  Madrid  —  Athens  —  Piraeus  —  Singapore  —  Bangkok  —  Hong Kong

Teekay Offshore Partners L.P. April 22, 2013	Page 2

Second Amended and Restated Agreement of Limited Partnership of the Company and applicable law and the Second Amended and Restated Agreement of Limited Partnership of the Company will be duly adopted to reflect the creation of the Preferred Units, (iii) the Preferred Units shall be issued and sold in compliance with applicable U.S. federal, state and foreign laws and in the manner stated in the Registration Statement and the Prospectus, (iv) a definitive purchase, underwriting or similar agreement with respect to the Preferred Units will have been duly authorized and validly executed and delivered by the applicable registrants and the other parties thereto, and (v) the Preferred Units that may be issued under the Registration Statement, have been duly authorized and will be validly issued, and the certificates evidencing the same will be duly executed and delivered, against receipt of the consideration approved by the Company.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the terms of the issuance and sale of the Preferred Units have been duly authorized and approved by the General Partner and when issued and delivered against payment therefor in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership, the applicable purchase, underwriting or similar agreement and the Registration Statement and Prospectus, the Preferred Units will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP